Exhibit 10.28

Time Warner Inc. 2013 Stock Incentive Plan

BAIRSTOW SOP (NQBARSTW)

For Use from November 2013

TIME WARNER INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Disability Termination Date” means a “Disability Termination Date” as defined in the Employment Agreement.

(b) “Employment Agreement” means the employment agreement dated October 31, 2013 between the Participant and Time Inc., as such employment agreement may be amended, superseded or replaced, but not including any amendments or modifications that have the effect of modifying the terms of the Option.

(c) “Equity Cessation Date” means the “Equity Cessation Date” as defined in the Employment Agreement.

(d) “Expiration Date” means the date set forth on the Notice (as defined below).

(e) “Notice” means (i) the Notice of Grant of Stock Option that accompanies this Agreement, if such notice is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if such notice is delivered electronically to the Participant.

(f) “Participant” means Jeffrey J. Bairstow.

(g) “Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Participant separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

(h) “PublicCo” means “PublicCo” as defined in the Employment Agreement.

(i) “Release Condition” means the release of claims requirement set forth in Section 4.4 of the Employment Agreement.

(j) “Severance Term Date” means “Severance Term Date” as defined in the Employment Agreement.

(k) “Spin-off” means “Spin-off” as defined in the Employment Agreement.

(l) “Term Date” means the “Term Date” as defined in the Employment Agreement.

(m) “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth in the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3. Vesting of the Option.

(a) In General. Subject to Sections 3(b), 3(c) and 3(d), the Option shall vest and become exercisable in four (4) equal installments on each September 3 from September 3, 2014 through September 3, 2017.

(b) Termination of Employment. If the Participant’s Employment with Time Inc. and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, the Participant’s change in status from an employee to a non-employee (other than director of Time Inc. or any Affiliate)), the Option, to the extent not then vested, shall be immediately canceled without consideration; provided, however, that (i) if the Participant’s Employment terminates due to death or on a Disability Termination Date, the unvested portion of the Option, to the extent not previously canceled or forfeited, shall become vested and exercisable upon the date of the Participant’s death or the Disability Termination Date, as applicable, and (ii) if the Participant’s Employment is terminated pursuant to Section 4.2 of the Employment Agreement, provided that the Participant satisfies the Release Condition, the unvested portion of the Option, to the extent not previously canceled or forfeited, shall continue to vest through the earlier of the Severance Term Date and the Equity Cessation Date, and upon the earlier of such dates, the unvested portion of the Option shall become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement. If the Participant is absent from work with Time Inc. or with an Affiliate because of a temporary disability, or on an approved leave of absence for any purpose, the Participant shall not, during the period of any such absence and prior to the Disability Termination Date (if any), be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines (any such determination shall be made pursuant to and consistent with the Employment Agreement). The Participant acknowledges for purposes of this Section 3(b) that the Spin-off shall not be treated as a termination of the Participant’s Employment with Time Inc. and its Affiliates.

(c) Change in Subsidiary Status. If (i) Time Inc. ceases to be a direct or indirect subsidiary of the Company for any reason other than the Spin-off, (ii) the Participant’s Employment with Time Inc. and its Affiliates has not terminated prior to the date Time Inc. ceases to be a direct or indirect subsidiary of the Company and (iii) the portion of the Option that has not been exercised is not assumed, converted or replaced with substitute awards in connection with the applicable transaction that results in Time Inc. ceasing to be a direct or indirect subsidiary of the Company (with equitable adjustments that are consistent with those required by Section 18 of this Agreement) (the satisfaction of the conditions described in clauses (i), (ii) and (iii) of this Section 3(c), a “Change in Subsidiary Status”), then the unvested portion of the Option, to the extent not cancelled or forfeited prior to the date that Time Inc. ceases to be a direct or indirect subsidiary of the Company, shall become vested and exercisable on such date. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a)(vi).

(d) Transfers of Employment. If Time Inc. or any Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not an Affiliate, then the unvested portion of the Option, to the extent not previously canceled or forfeited, shall immediately become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a)(vi).

4. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of the Employment Agreement (to the extent such agreement provides for treatment of the Option that is more favorable to the Participant than clauses (i) – (vi) of this Section 4(a)), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the closing time of trading of the Shares on the primary exchange on which the Shares are listed on the Expiration Date (or 5:00 p.m. Eastern time on the Expiration Date, if earlier). Notwithstanding the foregoing, if the Participant’s Employment with Time Inc. or an Affiliate terminates prior to the Expiration Date or Section 3(c) or 3(d) becomes applicable, the Vested Portion of the Option shall remain exercisable for the period set forth below. If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Participant’s Employment prior to the Expiration Date or Section 3(c) or 3(d) becomes applicable, is a Saturday, Sunday or other day that is not a trading day on the New York Stock Exchange (the “NYSE”) or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.

(i) Death or Disability. If the Participant’s Employment with Time Inc. and its Affiliates terminates due to the Participant’s death or on a Disability Termination Date, the Participant (or his representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date of such termination and (B) the Expiration Date;

(ii) Termination of Employment pursuant to Section 4.2 of the Employment Agreement. If the Participant’s Employment with Time Inc. and its

Affiliates is terminated pursuant to Section 4.2 of the Employment Agreement, subject to the Participant’s satisfaction of the Release Condition, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the earlier of the Severance Term Date and the Equity Cessation Date and (B) the Expiration Date; provided that, if the Participant fails to satisfy the Release Condition, the Vested Portion of the Option shall be exercisable for the period set forth in Section 4(a)(iii);

(iii) Voluntary Termination by the Participant other than pursuant to Section 4.2 of the Employment Agreement. If the Participant voluntarily terminates his Employment with Time Inc. and its Affiliates other than pursuant to Section 4.2 of the Employment Agreement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) months following the date of such termination and (B) the Expiration Date; provided that if Time Inc. or an Affiliate has given the Participant notice that the Participant’s Employment is being terminated pursuant to Section 4.1 of the Employment Agreement prior to the Participant’s election to voluntarily terminate his Employment other than pursuant to Section 4.2 of the Employment Agreement, then the provisions of Section 4(a)(iv) shall control;

(iv) Termination pursuant to Section 4.1 of the Employment Agreement. If the Participant’s Employment with Time Inc. and its Affiliates is terminated pursuant to Section 4.1 of the Employment Agreement, the Vested Portion of the Option and the unvested portion of the Option shall immediately terminate in full and cease to be exercisable;

(v) After the Term Date. If the Participant’s Employment with Time Inc. and its Affiliates terminates after the Term Date due to a termination by Time Inc. or an Affiliate other than pursuant to Section 4.1 of the Employment Agreement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one (1) year following the date of such termination and (B) the Expiration Date;

(vi) Change in Subsidiary Status or Transfer of Employment. In the case of a Change in Subsidiary Status, or if Time Inc. or any Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not an Affiliate, then the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date that Time Inc. ceases to be a direct or indirect subsidiary of the Company or the date of such transfer of Employment and (B) the Expiration Date.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; (C) partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares or register the Participant’s ownership of such Shares electronically. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the Shares to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

5. No Right to Continued Employment or Future Grants of Options. The Participant understands that nothing contained herein constitutes an employment contract and neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the Employment of Time Inc. or any Affiliate. Further, Time Inc. or its Affiliate may at any time dismiss the Participant or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. The Participant also agrees and acknowledges that grants of Options under the Plan are discretionary and any grant of Options under the Plan does not imply or create any obligation on the part of the Company to make any future grants of Options to the Participant.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

8. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to the Director, Global Stock Plans Administration, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type

(single/dual/multi), any shares of stock or directorships held in the Company, details of all stock option grants (including number of grants, grant dates, exercise price, vesting type, vesting dates, expiration dates, and any other information regarding options that have been granted, canceled, vested, unvested, exercisable, exercised or outstanding) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his ability to participate in the Plan. Participant understands that he may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws, and any and all disputes between the Participant and the Company or any Affiliate relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York, and the Participant and the Company and any Affiliate hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.

13. Entire Agreement. This Agreement, together with the Notice, the Plan and the applicable provisions of the Employment Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern; provided further that the provisions of the Employment Agreement shall govern to the extent set forth above.

14. Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.

15. Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16. Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan or the Employment Agreement that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.

17. Entry into Force. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

18. Conversion of Unexercised Option Upon Spin-Off. Promptly following the Spin-off, provided that the Participant remains employed by PublicCo immediately following the Spin-off, the unexercised portion of the Option, whether vested or unvested, will be converted into an award of options to purchase PublicCo stock, in the same form and subject to the general terms and conditions (including vesting) as were applicable to the Option immediately prior to the Spin-off, with equitable adjustments, as determined by the Time Inc. board of directors (or duly authorized committee thereof), to the number of shares underlying the option to purchase PublicCo shares and the purchase price of the PublicCo shares subject to the option, in each case, that, to the extent practicable, reasonably preserves the intrinsic value (if any) of the unexercised portion of the Option as of the date of the Spin-off.